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                                                                    Exhibit 9(b)
                             ADMINISTRATIVE SERVICES
                                    AGREEMENT

    ADMINISTRATIVE SERVICES AGREEMENT, dated as of April 15, 1993, by and between Landmark Funds I, a Massachusetts business trust (the "Trust"), and THE LANDMARK FUNDS BROKER-DEALER SERVICES, INC., a Massachusetts corporation ("LFBDS" or the "Administrator").

    WITNESSETH:

    WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

    WHEREAS, the shares of Beneficial Interest of the Trust (the "Shares") are divided into one or more separate series (together with any series which may in the future be established, the "Funds");

    WHEREAS, the Board of Trustees of the Trust has adopted an Administrative Services Plan, dated as of August 21, 1986 (as amended and in effect from time to time, the "Plan"), which is incorporated herein by reference and pursuant to which the Trust desires to enter into this Administrative Services Agreement; and

    WHEREAS, the Trust wishes to engage LFBDS to provide certain administrative and management services, and LFBDS is willing to provide such administrative and management services to the Trust, on the terms and conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

        1. Duties of the Administrator. Subject to the direction and control of the Board of Trustees of the Trust, the Administrator shall perform such administrative and management services as may from time to time be reasonably requested by the Trust, which shall include without limitation:
    (a) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Trust and for performing the administrative and management functions herein set forth; (b) arranging, if desired by the Trust, for Directors, officers and employees of the Administrator to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) supervising the overall administration of the Trust, including negotiation of contracts and fees with and the monitoring of performance and billings of the Trust's transfer agent, shareholder servicing agents, custodian and other independent contractors or agents; (d) preparing and, if applicable, filing all documents required for compliance by the Trust with applicable laws and regulations, including registration statements, prospectuses and statements of additional information, semi-annual and annual reports to shareholders, proxy statements and tax returns; (e) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and shareholders; and (f) arranging for maintenance of books and records of the Trust. Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of the Trust's assets or the rendering of investment advice and supervision with respect thereto or the distribution of Shares of any Fund, nor shall the Administrator be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian or shareholder servicing agent of the Trust.

        2. Allocation of Charges and Expenses. LFBDS shall pay the entire salaries and wages of all of the Trust's Trustees, officers and agents who devote part or all of their time to the affairs of LFBDS or its affiliates, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 2. Except as provided in the foregoing sentence, the Trust will pay all of its own expenses including, without limitation, compensation of Trustees not affiliated with the Administrator; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Trust; fees and expenses of each Fund's investment adviser or advisers; fees and expenses of independent auditors, of legal counsel and of any transfer agent, distributor, shareholder servicing agent, registrar or dividend disbursing agent of the Trust; expenses of distributing and redeeming Shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses and statements of additional information, reports, notices, proxy statements and reports to shareholders and governmental officers and commissions; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the Trust's custodian for all services to the Trust, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of each Fund; expenses of shareholder meetings; and expenses relating to the issuance, registration and qualification of shares of each Fund.

        3. Compensation of Administrator. Subject to paragraph 5 of the Plan, for the services to be rendered and the facilities to be provided by the Administrator hereunder, the Trust shall pay to the Administrator an administrative fee from the assets of each Fund as may be agreed to from time to time by the Trust and the Administrator. If LFBDS serves as Administrator for less than the whole of any period specified in this
    Section 3, the compensation to LFBDS, as Administrator, shall be prorated. For purposes of computing the fees payable to the Administrator hereunder, the value of the net assets of any Fund shall be computed in the manner specified in the Trust's then-current prospectus and statement of additional information.

        4. "Landmark Funds" Name. The Trust hereby acknowledges that any and all rights in or to the names "Landmark" and "Landmark Funds" which exist on the date of this Agreement or which may arise hereafter are, and under any and all circumstances shall continue to be, the sole property of LFBDS; that LFBDS may assign any or all of such rights to another party or parties without the consent of the Trust; and that LFBDS may permit other parties, including other investment companies, to use the word "Landmark" or the words "Landmark Funds" in their names. If LFBDS, or its assignee as the case may be, ceases to serve as the Administrator of the Trust, the Trust hereby agrees to take promptly any and all actions which are necessary or desirable to change its name and the name of each Fund so as to delete the word "Landmark" or the words "Landmark Funds".

        5. Limitation of Liability of the Administrator. The Administrator shall not be liable for any error of judgment or mistake of law or for any act or omission in the administration or management of the Trust or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this Section 5, the term "Administrator" shall include LFBDS and/or any of its affiliates and the Directors, officers and employees of LFBDS and/or any of its affiliates.

        6. Activities of the Administrator. The services of the Administrator to the Trust are not to be deemed to be exclusive, LFBDS being free to render administrative and/or other services to other parties. It is understood that Trustees, officers, and shareholders of the Trust are or may become interested in the Administrator and/or any of its affiliates, as Directors, officers, employees, or otherwise, and that Directors, officers and employees of the Administrator and/or any of its affiliates are or may become similarly interested in the Trust and that the Administrator and/or any of its affiliates may be or become interested in the Trust as a shareholder or otherwise.

        7. Subcontracting by LFBDS. LFBDS may subcontract for the performance of LFBDS' obligations hereunder with any one or more persons; provided, however, that LFBDS shall not enter into any such subcontract unless the Trustees of the Trust shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted; and provided, further, that, unless the Trust otherwise expressly agrees in writing, LFBDS shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

        8. Duration and Termination of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force indefinitely, provided that its continuance is "specifically approved at least annually" (a) by the vote of a majority of the Board of Trustees of the Trust who are not "interested persons" of the Trust or of the Administrator at a meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by the "vote of a majority of the outstanding voting securities" of each Fund as to which this Agreement is to continue, and provided, however, that the term "assignment" shall include (without limitation) any sale, transfer or conversion of a controlling interest of any class of voting stock of LFBDS or of any entity which holds a controlling interest of any class of voting stock of LFBDS or another such entity.

    This Agreement may be terminated as to any Fund at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by the "vote of a majority of the outstanding voting securities" of such Fund, or by the Administrator, in each case on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment".

    The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The undersigned Trustee or officer of the Trust has executed this Agreement not individually, but as Trustee or officer under the Trust's Declaration of Trust, dated April 13,1984, as amended, and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but bind only the Trust estate.

LANDMARK FUNDS I                       THE LANDMARK FUNDS BROKER-
                                       DEALER SERVICES, INC.

By:    /s/ Philip Coolidge              By:  /s/ Philip Coolidge
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Title: President                     Title:   Chief Executive Officer
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